Exhibit 1.01

Conflict Minerals Report

of Monolithic Power Systems, Inc.

for the Year Ended December 31, 2024

This Conflict Minerals Report of Monolithic Power Systems, Inc. (including its consolidated subsidiaries, “MPS,” “we,” “us,” “our”) is being filed for the reporting period from January 1, 2024 to December 31, 2024 in compliance with Rule 13p-1 of the Securities Exchange Act of 1934, as amended (“Rule 13p-1”).

Rule 13p-1, through Form SD, requires the disclosure of certain information if a company manufactures or contracts to manufacture products for which certain “conflict minerals” (as defined below) are necessary to the functionality or production of such products. Form SD defines “conflict minerals” as: (i)(a) columbite-tantalite, (b) cassiterite, (c) gold and (d) wolframite, or their derivatives, which are currently limited to tantalum, tin and tungsten; or (ii) any other mineral or its derivatives determined by the U.S. Secretary of State to be financing conflict in the Democratic Republic of the Congo or an “adjoining country,” as such term is defined in Form SD (collectively, the “Covered Countries”).

Because conflict minerals were necessary to the functionality or production of products contracted by us manufactured between January 1, 2024 and December 31, 2024 (the “Reporting Period”), we were required to conduct in good faith a reasonable country of origin inquiry (“RCOI”). Based on the RCOI, if we have reason to believe our necessary conflict minerals may have originated in the Covered Countries and have reason to believe that they may not be from recycled or scrap sources, we must exercise due diligence on the source and chain of custody of our conflict minerals, and file a Conflict Minerals Report to describe our due diligence efforts on the source and chain of custody of such conflict minerals.

Forward-Looking Statements

This Conflict Minerals Report contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are subject to the “safe harbor” created by those sections. Forward-looking statements are based on our management’s beliefs and assumptions and on information currently available to our management. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “could,” “goal,” “would,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “project,” “predict,” “potential,” “intend” and similar expressions intended to identify forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors, which may cause our actual results, performance, time frames or achievements to be materially different from any future results, performance, time frames or achievements expressed or implied by the forward-looking statements. We discuss many of these risks, uncertainties and other factors in our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission (“SEC”). Given these risks, uncertainties and other factors, you should not place undue reliance on these forward-looking statements. Also, these forward-looking statements represent our estimates and assumptions only as of the date of this filing. You should read this Conflict Minerals Report completely and with the understanding that our actual future results may be materially different from what we expect. We hereby qualify our forward-looking statements by these cautionary statements. Except as required by law, we assume no obligation to update these forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

1.1 Company Overview

MPS is a fabless global company that provides high-performance, semiconductor-based power electronics solutions. Incorporated in 1997, our three core strengths include deep system-level knowledge, strong semiconductor design expertise, and innovative proprietary technologies in the areas of semiconductor processes, system integration, and packaging. These combined advantages enable us to deliver reliable, compact, and monolithic solutions found in storage and computing, enterprise data, automotive, industrial, communications and consumer applications. Our mission is to reduce energy and material consumption to improve all aspects of quality of life and create a sustainable future. We believe that we differentiate ourselves by offering solutions that are more highly integrated, smaller in size, more energy-efficient, more accurate with respect to performance specifications and, consequently, more cost-effective than many competing solutions. We plan to continue to introduce new products within our existing product families, as well as in new innovative product categories.

1.2. Products Overview

Our proprietary process and packaging technologies enable us to design and deliver smaller, single-chip power management ICs. These technologies simplify the design process and are applicable across a wide range of analog applications within the storage and computing, enterprise data, automotive, industrial, communications and consumer end markets. Our key product families include, but not limited to, the Direct Current (“DC”) to DC, Alternating Current (“AC”) to DC, driver metal-oxide-semiconductor field-effect transistor, power management IC, current limit switch and lighting control products. Our product families are differentiated from those of our competitors with respect to their high degree of integration and strong levels of accuracy, power efficiency, quality and longevity, making them cost-effective and more sustainable relative to many competing solutions. For example, DC to DC ICs are used to convert and control voltages within a broad range of electronic systems, such as cloud-based and on-premises CPU servers and workstation applications, server AI applications, storage applications, notebooks, infotainment, power sources, home appliances, network infrastructure and satellite communications applications. We believe our DC to DC products are differentiated in the market, particularly with respect to their high degree of integration, high voltage operation, high load current, high switching speed, small footprint, and high energy efficiency. These features are important to our customers as they are designed to result in fewer components that need to be produced and consumed, a smaller form factor, more accurate regulation of voltages, lower power consumption and, ultimately, lower system cost, increased reliability and lower carbon emissions through the elimination of many discrete components and power devices.

2. Conflict Minerals Policy

MPS has adopted a Conflict Minerals Policy, which is publicly available at https://www.monolithicpower.com/en/about-mps/policies-and-documents.html. As a key component of our conflict minerals program, this policy:

●	Reflects MPS’s support and contribution to industry-wide efforts to validate that the conflict minerals used in its products come from socially responsible sources.
●

Reflects MPS’s actions to conduct upstream supply chain due diligence of minerals for conflict-affected and high-risk areas in all material respects with the guidance issued by the Organization for Economic Cooperation and Development (“OECD”).

●

Is communicated to MPS’s supply chain with the expectation of compliance with the policy, which requires our suppliers to provide sourcing information using the Conflict Minerals Reporting Template (“CMRT”) developed by the Responsible Minerals Initiative (“RMI”).

The contents of any website referenced in this Conflict Minerals Report are not a part of this Conflict Minerals Report.

3. RCOI and RCOI Conclusion

MPS has conducted the RCOI in good faith regarding the conflict minerals included in its products during the Reporting Period to determine whether any such conflict minerals originated in the Covered Countries and/or whether any of the conflict minerals were from recycled or scrap sources. The results of MPS’s RCOI regarding the conflict minerals are included below.

MPS’s global supply chain is complex. As a fabless company in the analog semiconductor business, MPS does not manufacture its products or engage in the actual mining of conflict minerals. In addition, MPS does not make purchases of raw ore or unrefined conflict minerals. In the course of its business operations, however, MPS contracts with third parties to manufacture its products with minerals, and those manufacturers may source conflict minerals to manufacture our products. Because MPS does not purchase conflict minerals directly from mines, smelters or refiners, our manufacturers and other third parties in our supply chain create a potential link between MPS and the original sources of conflict minerals. As a result, MPS relies on its suppliers to provide information regarding the origin of any conflict minerals that are included in its products, and to ensure that all conflict minerals sourced for our products are conformant under the RMI standards.

MPS evaluated whether conflict minerals were used in its products, and as a result of this process, MPS identified those key manufacturing suppliers (subcontractors) that it believed could potentially provide materials or components containing conflict minerals (collectively, the “Covered Suppliers”). MPS then utilized the CMRT to collect sourcing information from the Covered Suppliers in order to identify whether: (i) conflict minerals sourced by such Covered Suppliers originated in Covered Countries; and (ii) smelters and refiners (collectively, “smelters”) in our supply chain have been validated as conformant in accordance with the Responsible Minerals Assurance Process (“RMAP”) developed by the RMI. Such responses from the Covered Suppliers were reviewed by MPS’s Quality Assurance group. An escalation process was initiated with Covered Suppliers who were non-responsive after the above contacts were made, or with Covered Suppliers whose initial (or subsequent) response was not complete or otherwise warranted clarification or confirmation.

Our RCOI revealed that no “non-conformant” or “not eligible” smelters were identified. All gold, tantalum, tungsten and tin smelters were reported to be 100% RMAP conformant.

4.1 Due Diligence Program Design

Our conflict minerals due diligence program is designed to conform in all material respects with the framework recommended by the OECD Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas (the “OECD Guidance”), as it relates to our supply chain position as a “downstream” purchaser. Summarized below are the components of our program as they relate to the five-step framework set forth in the OECD Guidance:

Step 1: Establish strong company management systems

●

Adopted and publicly communicated a Code of Social Responsibility, in which we uphold the Code of Conduct of the Responsible Business Alliance (“RBA”), which includes the standards regarding responsible sourcing of conflict minerals. In addition, as a member of the RBA, we require that our suppliers acknowledge and implement the RBA’s Code of Conduct, which includes an obligation to conduct due diligence on the source and chain of custody of conflict minerals. Both the Code of Social Responsibility and the Supplier Code of Conduct can be found at https://www.monolithicpower.com/en/about-mps/policies-and-documents.html.

●	Adopted and publicly communicated a Conflict Minerals Policy, which is posted on our website at https://www.monolithicpower.com/about-mps/policies-and-documents.html.
●

Assembled an internal conflict minerals team, with representation by our Operations, Legal and Compliance, Sales, Procurement, Quality Assurance, Supply Chain Management and Environmental, Social and Governance (“ESG”) departments.

●	Established a system of control and transparency over our conflict minerals supply chain by engaging suppliers and requesting their completed CMRT.
●

Maintain an independent corporate hotline to allow any employees and third-party business partners to file a complaint confidentially and anonymously about any matter of concern, including those related to conflict minerals (unless prohibited by local privacy laws for employees located in the European Union).

Step 2: Identify and assess risk in the supply chain

●	Identify the Covered Suppliers based on the type of services they provide.
●	Request the Covered Suppliers to provide information regarding smelters in our supply chain by using the CMRT.
●	Review Covered Suppliers’ responses for completeness and accuracy.
●

Compare information in Covered Suppliers’ responses with the list of the conflict minerals processing facilities that receive a “conformant” designation, produced by the RMAP. The RMI developed an overarching RMI Recognition Process that covers requirements for program cross-recognition of industry initiatives’ comparable assessment programs, as well as other types of recognition including Upstream Assurance Mechanisms and Voluntary Standard Systems recognition.

●	Contact non-responsive Covered Suppliers and request their responses.
●	Provide Covered Suppliers with feedback on responses containing errors, inconsistencies, or incomplete information.
●	Require potential new suppliers to complete an CMRT for diligence review.

Step 3: Design and implement a strategy to respond to identified risks

●	Report progress on a regular basis to our Board and its committees.
●	Identify main risks in our supply chain.
●	Require that Covered Suppliers remove specific smelters from their supply chain that are not conformant or fail to comply with our Conflict Minerals Policy.
●

Inform non-responsive suppliers that we will assess, and potentially withhold, future business with them if they do not acquire materials from conflict-free sources within the Covered Countries and do not provide their supply chain conflict minerals information to us using the CMRT.

●	Conduct outreach with customers, respond to their concerns and comply with their requests regarding our supply chain.

Step 4: Carry out independent third-party audit of supply chain due diligence at identified points in the supply chain

●	Rely on the RMAP to coordinate third-party audits of smelters to validate the sourcing practices of such facilities in our supply chain.
●	Provide indirect financial support for such third-party audits through our continuing memberships with the RBA and RMI.

Step 5: Report on supply chain due diligence

●	Publish conflict minerals information in our annual Corporate Social Responsibility Report, which is available at https://www.monolithicpower.com/en/about-mps/investor-relations/esg-report.html.
●	File our Form SD annually, including this Conflict Minerals Report, with the SEC and make it available on our website at https://www.monolithicpower.com/about-mps/policies-and-documents.html .
●

Conduct engagements with our key stakeholders, including stockholders, analysts, customers and rating agencies, and discuss our due diligence and compliance efforts related to conflict minerals and our supply chain.

●	Report supply chain smelter information in this Conflict Minerals Report.

4.2 Description of Due Diligence Measures Performed

Below is a description of the measures we performed for this Reporting Period to exercise due diligence on the source and chain of custody of our necessary conflict minerals.

We requested supply chain information from 100% of our Covered Suppliers that may use necessary conflict minerals in our products and components to determine whether any of these minerals originated in the Covered Countries or were from recycled or scrap sources. We tracked these communications with Covered Suppliers, aggregated CMRT responses for analysis and reporting, and performed additional follow-ups with those suppliers whose CMRT responses contained incomplete or potentially inaccurate information.

Based on the due diligence described above, as of December 31, 2024, we determined that all of our Covered Suppliers that may have potentially sourced conflict minerals did so from processing facilities validated by the RMAP as conformant, or removed non-compliant facilities from their supply chain.

Attached hereto as Exhibit A is the list of smelters used within our supply chain that, based on our due diligence process detailed above, we believe are conformant as determined by the RMAP.

4.3 Steps Taken or to be Taken to Mitigate Risk and Improve Due Diligence

We maintain an ongoing effort to mitigate the risk that armed groups in conflict-affected and high-risk areas could benefit from our use of conflict minerals. We continue to encourage our Covered Suppliers to train their smelters and to recommend that their smelters participate in an independent assessment through RMAP.

4.4 Inherent Limitations on Due Diligence Measures

Because of our fabless manufacturing strategy and our contract manufacturing process for our branded products, our due diligence measures provide reasonable, not absolute, assurance regarding the source and chain of custody of the necessary conflict minerals in the products we contract to have manufactured. Given our place in the supply chain, we have no direct relationships with smelters and therefore possess no independent means of determining the source and origin of conflict mineral ores processed by smelters. Our due diligence processes necessarily require that we seek data from our suppliers and those suppliers seek similar information within their supply chains to identify the original sources of the necessary conflict minerals. We also rely, to a large extent, on information collected and provided by independent third-party audit programs. Such sources of information may yield inaccurate or incomplete information and may be subject to fraud.

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APPENDIX A

Conformant Smelters Reported in MPS’s Supply Chain as of December 31, 2024

Metal	CID	Standard Smelter name	Smelter Country
Gold	CID000019	Aida Chemical Industries Co., Ltd.	JAPAN
Gold	CID000035	Agosi AG	GERMANY
Gold	CID000058	AngloGold Ashanti Corrego do Sitio Mineracao	BRAZIL
Gold	CID000077	Argor-Heraeus S.A.	SWITZERLAND
Gold	CID000082	Asahi Pretec Corp.	JAPAN
Gold	CID000090	Asaka Riken Co., Ltd.	JAPAN
Gold	CID000113	Aurubis AG	GERMANY
Gold	CID000157	Boliden Ronnskar	SWEDEN
Gold	CID000176	C. Hafner GmbH + Co. KG	GERMANY
Gold	CID000233	Chimet S.p.A.	ITALY
Gold	CID000401	Dowa	JAPAN
Gold	CID000425	Eco-System Recycling Co., Ltd. East Plant	JAPAN
Gold	CID000694	Heimerle + Meule GmbH	GERMANY
Gold	CID000707	Heraeus Metals Hong Kong Ltd.	CHINA
Gold	CID000711	Heraeus Germany GmbH Co. KG	GERMANY
Gold	CID000807	Ishifuku Metal Industry Co., Ltd.	JAPAN
Gold	CID000814	Istanbul Gold Refinery	TURKEY
Gold	CID000855	Jiangxi Copper Co., Ltd.	CHINA
Gold	CID000920	Asahi Refining USA Inc.	UNITED STATES OF AMERICA
Gold	CID000924	Asahi Refining Canada Ltd.	CANADA
Gold	CID000937	JX Nippon Mining & Metals Co., Ltd.	JAPAN
Gold	CID000981	Kojima Chemicals Co., Ltd.	JAPAN
Gold	CID001078	LS MnM Inc.	KOREA, REPUBLIC OF
Gold	CID001113	Materion	UNITED STATES OF AMERICA
Gold	CID001119	Matsuda Sangyo Co., Ltd.	JAPAN
Gold	CID001147	Metalor Technologies (Suzhou) Ltd.	CHINA
Gold	CID001149	Metalor Technologies (Hong Kong) Ltd.	CHINA
Gold	CID001152	Metalor Technologies (Singapore) Pte., Ltd.	SINGAPORE
Gold	CID001153	Metalor Technologies S.A.	SWITZERLAND
Gold	CID001157	Metalor USA Refining Corporation	UNITED STATES OF AMERICA
Gold	CID001161	Metalurgica Met-Mex Penoles S.A. De C.V.	MEXICO
Gold	CID001188	Mitsubishi Materials Corporation	JAPAN
Gold	CID001193	Mitsui Mining and Smelting Co., Ltd.	JAPAN
Gold	CID001259	Nihon Material Co., Ltd.	JAPAN
Gold	CID001352	MKS PAMP SA	SWITZERLAND
Gold	CID001512	Rand Refinery (Pty) Ltd.	SOUTH AFRICA
Gold	CID001534	Royal Canadian Mint	CANADA
Gold	CID001622	Shandong Zhaojin Gold & Silver Refinery Co., Ltd.	CHINA
Gold	CID001736	Sichuan Tianze Precious Metals Co., Ltd.	CHINA
Gold	CID001761	Solar Applied Materials Technology Corp.	TAIWAN, PROVINCE OF CHINA
Gold	CID001798	Sumitomo Metal Mining Co., Ltd.	JAPAN
Gold	CID001875	Tanaka Kikinzoku Kogyo K.K.	JAPAN
Gold	CID001916	Shandong Gold Smelting Co., Ltd.	CHINA
Gold	CID001938	Tokuriki Honten Co., Ltd.	JAPAN
Gold	CID001980	Umicore S.A. Business Unit Precious Metals Refining	BELGIUM
Gold	CID001993	United Precious Metal Refining, Inc.	UNITED STATES OF AMERICA
Gold	CID002030	Western Australian Mint (T/a The Perth Mint)	AUSTRALIA
Gold	CID002224	Zhongyuan Gold Smelter of Zhongjin Gold Corporation	CHINA

Tantalum	CID000460	F&X Electro-Materials Ltd.	CHINA
Tantalum	CID000616	XIMEI RESOURCES (GUANGDONG) LIMITED	CHINA
Tantalum	CID000914	JiuJiang JinXin Nonferrous Metals Co., Ltd.	CHINA
Tantalum	CID000917	Jiujiang Tanbre Co., Ltd.	CHINA
Tantalum	CID001163	Metallurgical Products India Pvt., Ltd.	INDIA
Tantalum	CID001192	Mitsui Mining and Smelting Co., Ltd.	JAPAN
Tantalum	CID001200	NPM Silmet AS	ESTONIA
Tantalum	CID001277	Ningxia Orient Tantalum Industry Co., Ltd.	CHINA
Tantalum	CID001522	Yanling Jincheng Tantalum & Niobium Co., Ltd.	CHINA
Tantalum	CID001891	Telex Metals	UNITED STATES OF AMERICA
Tantalum	CID001969	Ulba Metallurgical Plant JSC	KAZAKHSTAN
Tantalum	CID002492	Hengyang King Xing Lifeng New Materials Co., Ltd.	CHINA
Tantalum	CID002504	D Block Metals, LLC	UNITED STATES OF AMERICA
Tantalum	CID002505	FIR Metals & Resource Ltd.	CHINA
Tantalum	CID002506	Jiujiang Zhongao Tantalum & Niobium Co., Ltd.	CHINA
Tantalum	CID002508	XinXing HaoRong Electronic Material Co., Ltd.	CHINA
Tantalum	CID002539	KEMET de Mexico	MEXICO
Tantalum	CID002544	TANIOBIS Co., Ltd.	THAILAND
Tantalum	CID002545	TANIOBIS GmbH	GERMANY
Tantalum	CID002548	Materion Newton Inc.	UNITED STATES OF AMERICA
Tantalum	CID002549	TANIOBIS Japan Co., Ltd.	JAPAN
Tantalum	CID002550	TANIOBIS Smelting GmbH & Co. KG	GERMANY
Tantalum	CID002557	Global Advanced Metals Boyertown	UNITED STATES OF AMERICA
Tantalum	CID002558	Global Advanced Metals Aizu	JAPAN
Tantalum	CID002842	Jiangxi Tuohong New Raw Material	CHINA
Tin	CID000228	Chenzhou Yunxiang Mining and Metallurgy Co., Ltd.	CHINA
Tin	CID000292	Alpha	UNITED STATES OF AMERICA
Tin	CID000402	Dowa	JAPAN
Tin	CID000438	EM Vinto	BOLIVIA (PLURINATIONAL STATE OF)
Tin	CID000448	Estanho de Rondonia S.A.	BRAZIL
Tin	CID000468	Fenix Metals	POLAND
Tin	CID000538	Gejiu Non-Ferrous Metal Processing Co., Ltd.	CHINA
Tin	CID001070	China Tin Group Co., Ltd.	CHINA
Tin	CID001105	Malaysia Smelting Corporation (MSC)	MALAYSIA
Tin	CID001142	Metallic Resources, Inc.	UNITED STATES OF AMERICA
Tin	CID001173	Mineracao Taboca S.A.	BRAZIL
Tin	CID001182	Minsur	PERU
Tin	CID001191	Mitsubishi Materials Corporation	JAPAN
Tin	CID001337	Operaciones Metalurgicas S.A.	BOLIVIA (PLURINATIONAL STATE OF)
Tin	CID001453	PT Mitra Stania Prima	INDONESIA
Tin	CID001477	PT Timah Tbk Kundur	INDONESIA
Tin	CID001482	PT Timah Tbk Mentok	INDONESIA
Tin	CID001539	Rui Da Hung	TAIWAN, PROVINCE OF CHINA
Tin	CID001898	Thaisarco	THAILAND
Tin	CID002036	White Solder Metalurgia e Mineracao Ltda.	BRAZIL
Tin	CID002158	Yunnan Chengfeng Non-ferrous Metals Co., Ltd.	CHINA
Tin	CID002180	Tin Smelting Branch of Yunnan Tin Co., Ltd.	CHINA
Tin	CID002517	O.M. Manufacturing Philippines, Inc.	PHILIPPINES
Tin	CID002773	Aurubis Beerse	BELGIUM
Tin	CID002774	Aurubis Berango	SPAIN
Tin	CID003116	Guangdong Hanhe Non-Ferrous Metal Co., Ltd.	CHINA
Tin	CID003449	PT Mitra Sukses Globalindo	INDONESIA
Tin	CID003387	Luna Smelter, Ltd.	RWANDA
Tin	CID003582	Fabrica Auricchio Industria e Comercio Ltda.	BRAZIL
Tin	CID003831	DS Myanmar	MYANMAR

Tungsten	CID000258	Chongyi Zhangyuan Tungsten Co., Ltd.	CHINA
Tungsten	CID000568	Global Tungsten & Powders LLC	UNITED STATES OF AMERICA
Tungsten	CID000825	Japan New Metals Co., Ltd.	JAPAN
Tungsten	CID002082	Xiamen Tungsten Co., Ltd.	CHINA
Tungsten	CID002320	Xiamen Tungsten (H.C.) Co., Ltd.	CHINA
Tungsten	CID002494	Ganzhou Seadragon W & Mo Co., Ltd.	CHINA
Tungsten	CID002513	Hunan Shizhuyuan Nonferrous Metals Co., Ltd. Chenzhou Tungsten Products Branch	CHINA
Tungsten	CID002541	H.C. Starck Tungsten GmbH	GERMANY
Tungsten	CID002551	Jiangwu H.C. Starck Tungsten Products Co., Ltd.	CHINA
Tungsten	CID002589	Niagara Refining LLC	UNITED STATES OF AMERICA